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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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☐	Soliciting Material Pursuant to §240.14a-12
IOMEGA CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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IOMEGA CORPORATION
4435 Eastgate Mall, 3rd Floor
San Diego, California 92121

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on Wednesday, May 15, 2002

To the Shareholders of Iomega Corporation:

The 2002 Annual Meeting of Shareholders of Iomega Corporation will be held on Wednesday, May 15, 2002, at the Wyndham Garden Hotel located at 5975 Lusk Boulevard, San Diego, California 92121. The meeting will begin at 10:00 a.m., local time. At the meeting, shareholders will act on the following matters:

  1.
  Election of one Class II Director for a term of three years; and

  2.
  Any other business that may properly come before the meeting or any adjournment of the meeting.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Your vote is important regardless of the number of shares that you own. Kindly sign, date and return the enclosed proxy card, or follow the instructions provided for voting by phone or via the Internet, if applicable.

By order of the Board of Directors,

Thomas D. Kampfer, Secretary

March 27, 2002
San Diego, California

The meeting will be accessible via webcast through our Internet home page at www.iomega.com. The webcast will be audio only and people accessing the webcast will not be able to ask questions or otherwise participate during the meeting.

In addition to our Proxy Statement and Annual Report mailing, there are other avenues for communication open to you throughout the year, including our Internet home page (www.iomega.com) and our Investor Information Line (1-801-332-3585).

PROXY STATEMENT — 2002 ANNUAL MEETING OF SHAREHOLDERS

This Proxy Statement contains information about the 2002 Annual Meeting of Shareholders of Iomega Corporation. The meeting is scheduled to be held on Wednesday, May 15, 2002, at 10:00 a.m., local time, at the Wyndham Garden Hotel located at 5975 Lusk Boulevard, San Diego, California 92121.

This Proxy Statement is furnished in connection with the solicitation of proxies by Iomega's Board of Directors. Our 2001 Annual Report on Form 10-K was first mailed to shareholders, along with these proxy materials, on or about April 2, 2002.

GENERAL INFORMATION ABOUT THE MEETING

What is the purpose of the Annual Meeting?

At the Annual Meeting, shareholders will act upon the matters outlined in the notice of meeting accompanying this Proxy Statement, including the election of one Class II Director. In addition, management will report on Iomega's performance during 2001 and respond to questions from shareholders.

Who can vote?

In order to vote, you must have been a shareholder of record at the close of business on March 20, 2002 (which is referred to as the "record date"). If your shares are owned of record in the name of a broker or other nominee, you should follow the voting instructions provided by your nominee.

On the record date, there were 51,175,143 shares of Iomega's common stock issued, outstanding and entitled to vote. Each share of common stock is entitled to one vote on each matter to be voted upon. All share numbers in the Proxy Statement reflect the one-for-five reverse stock split effected by Iomega on September 28, 2001.

How do I vote?

Votes may be cast by the following methods:

Voting by Proxy Card.    You may vote by completing and returning the enclosed proxy card. Your proxy will be voted in accordance with your instructions. If you do not specify a choice on any of the matters described in this Proxy Statement, your proxy will be voted "FOR" that matter.

You may revoke your proxy at any time before its exercise by delivering a written revocation or a subsequently dated proxy to the Secretary of Iomega or by voting in person at the meeting.

Voting by Phone or the Internet.    If your shares are registered in the name of a broker or other nominee, your nominee may be participating in a program provided through ADP Investor Communication Services that allows you to vote by phone or the Internet. If so, the voting form your nominee sent you will provide phone and Internet voting instructions.

The last vote you submit chronologically (by any means) will supersede your prior vote(s). Also, if you vote by phone or the Internet and later decide to attend the Annual Meeting, you may cancel your previous vote and vote in person at the meeting.

Voting in Person.    If you attend the meeting, you may deliver your completed proxy card in person, or you may vote by completing a ballot, which will be available at the meeting. Attendance at the meeting will not, by itself, result in the revocation of a previously submitted proxy. Even if you are planning to attend the meeting, we encourage you to submit your proxy in advance to ensure the representation of your shares at the meeting.

What constitutes a quorum?

In order for business to be conducted at the meeting, a quorum must be present. A quorum consists of the holders of a majority of the shares of common stock issued and outstanding on the record date and entitled to vote.

Shares of common stock represented in person or by proxy (including shares that abstain or do not vote with respect to one or more of the matters to be voted upon) will be counted for purposes of determining whether a quorum exists. If a quorum is not present, the meeting will be adjourned until a quorum is obtained.

What vote is required to approve the election of Directors?

Election of Directors.    The nominee receiving the highest number of votes, whether or not a majority of the total number of votes cast, will be elected.

How will votes be counted?

Abstentions will not be counted in the tally of votes FOR or AGAINST a proposal. Shares that are held in "street name" by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote on a particular matter ("broker non-votes") will not be counted in the tally of votes FOR or AGAINST a proposal. Abstentions and broker non-votes will have no effect on the outcome of the election of directors.

Are there other matters to be voted on at the meeting?

The Board of Directors does not know of any other matters that may come before the meeting. Under Iomega's bylaws, the deadline for shareholders to notify Iomega of any proposals or Director nominations to be presented for action at the Annual Meeting has passed. If any other matters are properly presented at the meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment.

ITEM ONE — ELECTION OF DIRECTORS

The only scheduled item to be voted on at the Annual Meeting is the election of one Class II Director. The Board has nominated one Class II Director and recommends that you vote FOR such nominee.

The Board of Directors currently consists of seven Directors, two of whom are Class I Directors (with terms expiring at the 2004 Annual Meeting), two of whom are Class II Directors (with terms expiring at the 2002 Annual Meeting) and three of whom are Class III Directors (with terms expiring at the 2003 Annual Meeting).

The persons named in the enclosed proxy will vote to elect the one nominee named below as a Class II Director for the term ending at the 2005 Annual Meeting of Shareholders, unless you withhold authority to vote for the nominee by marking the proxy to that effect. The nominee has indicated his willingness to serve, but if the nominee should become unavailable prior to the Annual Meeting, proxies may be voted for a substitute nominee designated by the Board of Directors. Subsequent to the end of 2001, Mr. Seidl (a Class II Director whose term is expiring at the 2002 Annual Meeting) indicated that he would not stand for re-election at the 2002 Annual Meeting, and Mr. Myers (a Class III Director) indicated his intention to resign after the 2002 Annual Meeting. The Board of Directors has since commenced a search to fill the two vacancies that will exist following the 2002 Annual Meeting. As of the date of this Proxy Statement, the Board has not nominated any new Directors and, therefore, there is only one nominee for election as a Class II Director at the 2002 Annual Meeting. Proxies may not be voted for a greater number of persons than the one nominee named. The Board of Directors intends to fill the remaining vacancies by Board action once the new Director candidates are identified.

Nominee for Election for a Three-year Term Expiring at the 2005 Annual Meeting (Class II Director)

Jonathan S. Huberman

Mr. Huberman, 36, has been a Director since 1999. He graduated from Princeton University with a degree in computer science in 1988 and received his Master of Business Administration degree at the Wharton School of Business in 1992. Since 1997, Mr. Huberman has been a general partner of Idanta Partners Ltd., a private venture capital partnership making strategic investments in public and private enterprises primarily in the high technology sector. Prior to joining Idanta Partners Ltd. in 1995, Mr. Huberman was a case leader with the Boston Consulting Group ("BCG"), a strategy management consulting firm. At BCG, he focused on the high technology and consumer products industries and advised clients on issues such as corporate and business unit strategy, marketing strategy, new product development and reengineering. From 1988 to 1990, he was a marketing manager at Cray Research, Inc.

Mr. Huberman also serves as director for Boxer Cross, Inc., Engineous Software, NanoNexus, Inc., Teradient Networks, Inc. and Torrex Corporation.

Director with Term Expiring at the 2002 Annual Meeting (Class II Director)

John M. Seidl

Mr. Seidl, 62, has been a Director since 1999. He is a graduate of the United States Military Academy at West Point and has a Master of Public Administration degree and a doctorate in political economy and government from Harvard University. In September 1999, Mr. Seidl joined Language Line Services, Inc., a California based company and provider of over-the-phone interpretation and document translation services, and is currently its Chairman. He is also Chief Program Officer, Environment, of the Gordon and Betty Moore Foundation located at The Presidio in San Francisco.

In 1994, Mr. Seidl joined CellNet Data Systems, Inc., a provider of low-cost wireless data network services to the utility industry. Mr. Seidl served as Chairman, President and Chief Executive Officer of CellNet from 1994 through May 1999.

Mr. Seidl is a director of the Denver, Colorado-based St. Mary's Land and Exploration Company, a member of the endowment Board and former Board member of the Oregon Shakespeare Festival, and a member of the Corporate Council, The Conservation Fund. He is a former Chairman and President of the Houston Grand Opera, and a former member of the Board of Governors of the Nature Conservancy of Arlington, Virginia.

Directors Continuing in Office Until the 2004 Annual Meeting (Class I Directors)

David J. Dunn

Mr. Dunn, 71, has been a Director since 1980. As an enlisted Marine, Mr. Dunn won a competitive appointment to the United States Naval Academy. After graduating in 1955, he rejoined the Marine Corps. He resigned from military service in 1959 to attend Harvard Business School, from which he graduated and received his Master of Business Administration degree in 1961. A "High Distinction" graduate, Mr. Dunn was also selected as a Baker Scholar.

Mr. Dunn is the managing partner of Idanta Partners Ltd., a venture capital firm, which he organized in 1970. As a venture capitalist, Mr. Dunn has participated in the financing of many companies and served on numerous boards. He provided start-up capital for Storage Technology Corporation and was a Director of that company for more than 15 years. Idanta Partners also provided all of the outside start-up capital for Prime Computer, and Mr. Dunn served as Chairman of Prime from its inception for more than 15 years. Mr. Dunn's firm invested all of the outside capital for the start-up of Iomega, and he has been Chairman of the Board of Iomega since its incorporation in 1980.

Mr. Dunn served as President and Chief Executive Officer of Iomega at various times in 1999 and 2000 while searches for a president and chief executive officer were being conducted.

Werner T. Heid

Mr. Heid, 43, has been a Director since May 2000, and is currently the President and Chief Executive Officer of Iomega. Mr. Heid holds a degree from Humboldt, Konstanz, Germany and a Master of Electrical Engineering degree from the University of Karlsruhe, Germany.

From June 2000 to June 2001, he was Executive Vice President, Worldwide Sales, Marketing, Product Strategy and Services of InFocus Corporation, a designer and manufacturer of digital projectors and services. In May 1998, Mr. Heid was appointed President of Proxima Corporation, a wholly owned subsidiary of ASK asa, a developer, manufacturer and marketer of multimedia projection products. ASK and Proxima were acquired by InFocus Corporation in June 2000.

Prior to joining Proxima, Mr. Heid spent 12 years at Hewlett Packard Corporation ("HP"), a global provider of computer and imaging solutions and services, where he held a variety of management positions. In 1997, he was the top ranked marketing manager in HP's Consumer Products Combined Company.

Directors Continuing in Office Until the 2005 Annual Meeting (Class III Directors)

Robert P. Berkowitz

Mr. Berkowitz, 66, has been a Director since 1983. He graduated from Northeastern University in 1959 with a Bachelor of Science degree in mechanical engineering.

From 1961 to 1972, Mr. Berkowitz held a variety of management assignments with Computer Control Company and later Honeywell Corporation after it acquired Computer Control in 1964. His last assignment with Honeywell was a plant manager, responsible for the production of its minicomputer systems.

Mr. Berkowitz resigned from Honeywell in 1972 to participate in forming Prime Computer, a manufacturer and developer of minicomputer systems. From 1972 to 1984, Mr. Berkowitz was vice president of manufacturing for Prime Computer. Specializing in asset management techniques, he installed just-in-time inventory systems, automated production techniques and established offshore production facilities. From approximately 1985 to 1988, Mr. Berkowitz served as president and chief executive officer of Ontologic, a closely held company developing an object-oriented database management software system with a proprietary object language. Also, he served as a director of New England Digital Corporation, a closely held firm developing direct disc audio recording and post-production systems for the recording industry. During 1991, he was appointed to the board of directors of CimTelligence Systems, a developer of process planning software, and subsequently was appointed its president and chief executive officer, holding that position until March 1992.

Since 1992, Mr. Berkowitz has been a private investor. From 1983 to 1990, Mr. Berkowitz wrote a weekly newspaper column devoted to technology and its impact on society. He has also served as a Board member for the Men of the 200, a Catholic charitable organization, for the Framingham Union Hospital, and for the Middlesex Area Chamber of Commerce.

Mr. Berkowitz is a past president of the Framingham Union Development Fund for the 80's, Inc. Mr. Berkowitz served as a board member for the Jewish Family Service of Metrowest located in Framingham, Massachusetts and currently serves as a board member for the New England Aftercare Ministries also located in Framingham, Massachusetts.

John R. Myers

John Myers, 65, has been a Director since 1994. He graduated from Pennsylvania State University in 1960 with a Bachelor of Science degree in mechanical engineering. In 1994, Mr. Myers received the Outstanding Engineer of the Year Award from Pennsylvania State University.

Since June 1999, Mr. Myers has been Chairman and Chief Executive Officer of Tru-Circle Corporation, a supplier in the aerospace industry. From 1996 to June 1999, Mr. Myers was an independent business consultant. From late 1993 through its sale in 1996, Mr. Myers was Chairman of Garrett Aviation Service, a company that performed maintenance and upgrades on corporate jets and piston-powered airplanes.

Mr. Myers also serves as a director for the Curtiss-Wright Corporation, is the past national chairman of the American Defense Preparedness Organization and is a former director of Bridgeport Hospital in Bridgeport, Connecticut.

Mr. Myers has advised the Company of his intention to resign his directorship following the 2002 Annual Meeting.

John E. Nolan

Mr. Nolan, 74, has been a Director since 2001. He graduated from the United States Naval Academy in 1950 and from Georgetown University Law Center in 1955.

In 1950, he was commissioned as a second lieutenant of Marines and was a rifle platoon leader in the First Marines in Korea in 1951. He was discharged as a captain in 1954. After graduating from law school, Mr. Nolan served as a law clerk for Justice Clark, Supreme Court of the United States. In 1956, Mr. Nolan joined the Washington, D.C. law firm of Steptoe & Johnson and is currently a partner in the firm. In 1963 and 1964, he was the Administrative Assistant to Attorney General Robert F. Kennedy and thereafter returned to Steptoe & Johnson.

In recent years, Mr. Nolan has appeared before the Supreme Court to argue cases ranging from constitutional issues of absolute presidential immunity to questions of punitive damages and preemption under the Federal pension statute ERISA. He has also served as counsel for Chrysler Corporation and Ford Motor Company in major environmental cases, for Alyeska in the Trans-Alaska Pipeline case, and for the New York Stock Exchange.

Mr. Nolan is currently a mediator and arbitrator of major business disputes. He is on the CPR Panel of Distinguished Neutrals and serves as a mediator for the U.S. Court of Appeals for the D.C. Circuit. He was formerly a director of Prime Computer, and of Iomega from 1993 to 1999. He has been a director of Hooper Holmes, Inc. since 1972.

STOCK OWNERSHIP INFORMATION

Ownership by Management and Principal Shareholders

The following table contains information regarding beneficial ownership of Iomega's common stock on March 1, 2002 by each Director, certain executive officers and the holders of more than five percent of Iomega's outstanding common stock known to Iomega. Beneficial ownership is determined in accordance with the rules of the SEC. Shares of common stock subject to options that are presently exercisable or exercisable within 60 days of March 1, 2002, are deemed outstanding for the purpose of computing the percentage ownership of the person holding the options, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Beneficial Owner	Shares Owned (1)	+	Shares Acquirable Within 60 Days	=	Total Beneficial Ownership	Percent Owner- Ship
Idanta Partners Ltd. 9255 Towne Centre Drive, #925 San Diego, CA 92121	4,231,414		0		4,231,414	8.2%
Greenlight Capital, L.L.C. 420 Lexington Avenue, #1740 New York, NY 10170	3,495,000		0		3,495,000	6.7%
Robert P. Berkowitz	7,380		6,005		13,385	*
David J. Dunn (2)	4,802,376		30,000		4,832,376	9.3%
Jonathan S. Huberman (3)	0		8,000		8,000	*
John R. Myers	5,592		48,600		54,192	*
John E. Nolan	3,464		77,000		80,464	*
John M. Seidl	4,160		6,000		10,160	*
Werner T. Heid	1,701		68,000		69,701	*
Thomas D. Kampfer	0		0		0	0
Mahmoud E. Mostafa	0		0		0	0
Germaine M. Ward	4,312		7,408		11,720	*
Bruce R. Albertson (4)	0		0		0	0
John L. Conely, Sr. (5)	354		0		354	*
Philip G. Husby (6)	3,900		0		3,900	*
Charlotte L. Miller (7)	430		8,615		9,045	*
All Directors and executive officers as a group (12 persons) as of March 1, 2002 (8)	4,828,985		251,013		5,079,998	9.8%

*
Less than 1%

(1)
For each person, the "Shares Owned" column may include shares attributable to the person because of that person's voting or investment power or other relationship.

(2)
Consists of 570,962 shares held by a family trust of which Mr. Dunn is trustee, and 4,231,414 shares held by Idanta, with respect to which the family trust is a managing general partner. Mr. Dunn has voting and investment power as to such shares. Excludes 580 shares held by Mr. Dunn's spouse. Mr. Dunn disclaims beneficial ownership of all of the foregoing shares.

(3)
Excludes shares held by Idanta. Mr. Huberman is a general partner of Idanta but is not deemed to own any shares held by Idanta because he does not have sole or shared voting or dispositive power (within their meaning of Rule 13d-1) over such shares.

(4)
Mr. Albertson ceased his employment in May 2001. He holds 1,770.6 units of the Iomega Stock Fund under the Company's Retirement and Investment Savings Plan. The ratio of the underlying shares to the units owned varies; currently each unit represents approximately 1.05 shares of Iomega common stock.

(5)
Mr. Conely ceased his employment in September 2001. He also holds 4,675.6 units of the Iomega Stock Fund under the Company's Retirement and Investment Savings Plan. The ratio of the underlying shares to the units owned varies; currently each unit represents approximately 1.05 shares of Iomega common stock.

(6)
Mr. Husby ceased his employment in October 2001.

(7)
Ms. Miller ceased her employment in January 2002.

(8)
This amount includes shares owned by Idanta Partners.

Section 16(a) Beneficial Ownership Reporting Compliance

Based on a review of reports and representations submitted to Iomega, all reports regarding beneficial ownership of securities of Iomega required to be filed under Section 16(a) of the Exchange Act for the 2001 fiscal year were timely filed with the exception of a Form 4 required to report a sale in September 2001 for John Myers.

CORPORATE GOVERNANCE

Corporate Governance Policy

In January 2002, the Board of Directors amended and reaffirmed its corporate governance policy. The policy is set forth below. The Board intends to continue to review the corporate governance policy at least once a year.

The purpose of Iomega's corporate governance policy is to ensure that Iomega is managed for the long-term benefit of its shareholders. This policy recognizes that shareholder interests are rarely, if ever, well served by failing to consider the interests of employees and the communities in which the Company operates. It is the Directors' obligation to ensure that this policy becomes part of the fabric of decision-making and operations throughout Iomega.

We agree with the 1990 Business Roundtable statement of the function of Boards of Directors as follows:

"The Board of Directors has five primary functions:

1.
Select, regularly evaluate, and, if necessary, replace the Chief Executive Officer. Determine management compensation. Review succession planning.

2.
Review and, where appropriate, approve the financial objectives, major strategies and plans of the corporation.

3.
Provide advice and counsel to top management.

4.
Select and recommend to shareholders for election an appropriate slate of candidates for the Board of Directors. Evaluate Board processes and performance.

5.
Review the adequacy of systems to comply with all applicable laws/regulations and sound business practices."

In performing these functions, the Board of Directors of Iomega carries out a number of activities including:

  •
  Evaluating the performance of the Chief Executive Officer at least annually at a meeting of non-management directors.

  •
  Evaluating its own performance and the performance of individual Directors on a periodic basis.

  •
  Succession planning and management development are reported on annually by the Chief Executive Officer to the Board. A detailed performance evaluation for each of his subordinates is provided at that time.

  •
  Annually, the Board reviews and approves a three-year strategic plan and a one-year operating plan and budget for Iomega.

  •
  The Board, through its Management Development and Compensation Committee, conducts an annual review of management compensation and incentives. In dealing with incentives, the Board will not approve: i) repricing options (i.e., lowering of option prices) or ii) the utilization of treasury stock to fund stock option plans, without an affirmative vote of the holders of a majority of the shares voting on the issue.

Board Committees

The Board of Directors has five standing committees: Audit; Ethics and Compliance; Management Development and Compensation; Nominating and Governance; and Strategy. None of the committee members are employees of Iomega or any of its subsidiaries, except that the Chief Executive Officer serves as an ex-officio member of the Strategy Committee.

Audit Committee.    The Audit Committee met ten times during 2001. The primary functions of the committee are to recommend the selection of the independent auditors; review the scope and results of the year-end audit with the independent accountants and with management; review non-audit work of the outside auditors and consider its effect, if any, on the independence of Iomega's outside auditors; and review Iomega's internal accounting controls and procedures and the adequacy of staff and management performance.

The current members of the Audit Committee are Messrs. Berkowitz (Chairman), Seidl, and Nolan. Each member satisfies the independence requirements contained in the applicable rules of the New York Stock Exchange. During 2001, a former Director, James Sierk, served on the Audit Committee. Mr. Sierk resigned from the Board of Directors and all committees on January 1, 2002. During the time he served on the Audit Committee, Mr. Sierk was not considered to be independent because he served as interim President and Chief Executive Officer of Iomega from March 1998 until October 1998. Mr. Sierk assumed that interim position at the request of the Board of Directors, following the resignation of Iomega's then President and Chief Executive Officer and while a search was under way for a permanent replacement. The New York Stock Exchange rules allow one director who is not considered independent because he served as an employee or non-employee executive officer within the past three years to nevertheless serve on the audit committee if a company's board of directors determines in its business judgment that membership on the committee by that individual is required by the best interests of the corporation and its shareholders.

At the time of his election to the Audit Committee in July 2000, the Board of Directors determined in its business judgment that Mr. Sierk's membership on the Audit Committee was required by the best interests of Iomega and its shareholders. That determination was based on the Board's belief that Mr. Sierk's extensive prior professional experience would enhance the committee's effectiveness in fulfilling its responsibilities. Mr. Sierk had held key management positions in areas of operations, manufacturing and product development, all of which were important to Iomega, and he had a keen understanding of its financial statements. Mr. Sierk's active involvement with the Malcolm Baldridge National Quality Award and with the implementation of processes and systems focused on quality was also viewed as contributing a unique and beneficial perspective to the committee. In addition, the Board believed that Mr. Sierk's interim service as President and Chief Executive Officer did not raise the conflict of interest and independence from management concerns which the rules seek to guard against.

Ethics and Compliance Committee.    The Ethics and Compliance Committee met twice during 2001. The primary functions of the committee are to review the policies and programs that are designed to assure Iomega's compliance with legal and ethical standards that affect its role as a responsible corporate citizen, including those related to human resource issues, health and safety and proper business practices. The current members of Ethics and Compliance Committee are Messrs. Nolan (Chairman) and Myers.

Management Development and Compensation Committee.    The Management Development and Compensation Committee met six times during 2001. The primary functions of the committee are to provide the annual performance review and recommend the compensation package of the President and CEO to the Board of Directors; approve compensation packages for executive officers and senior level employees; oversee administration of Iomega's stock plans, bonus plans and employee benefit plans; advise on matters related to management development and succession planning; and annually review the compensation philosophy. The current members of the Management Development and Compensation Committee are Messrs. Seidl (Chairman), Huberman and Myers.

Nominating and Governance Committee.    The Nominating and Governance Committee met twice during 2001. The primary functions of the committee are to review policies and make recommendations to the Board concerning Board composition and size and set necessary qualifications for election to the Board; establish the structure, composition and members of Board committees; review the effectiveness of the Board; recommend nominees for Director; and set Director compensation and benefits. The current members of the Nominating and Governance Committee are Messrs. Dunn (Chairman), Berkowitz and Nolan.

Strategy Committee.    The Strategy Committee met once during 2001. The primary functions of the committee are to provide advice to management and make recommendations to the Board regarding management's proposals for all strategic matters; review most management topics including but not limited to, new product platforms, product direction, strategic marketing campaigns, partnerships, joint ventures, acquisitions and divestitures, the capital budget, strategic technical initiatives, and strategies for functional areas such as human resources and sales; and review and participate in the development of long-term strategic plans with management. The current members of the Strategy Committee are Messrs. Huberman (Chairman), Dunn (ex-officio), Seidl and Heid (ex-officio). The Board believes that it is in the best interest of the Company for the full Board to take an active role in reviewing and assisting with strategic planning activities. As a result, effective April 1, 2002, the Strategy Committee will be disbanded. During 2002, in addition to on-going review at regular Board meetings, the full Board expects to conduct a two-day strategic planning meeting with management to thoroughly evaluate and discuss the Company's long-term strategic plan and new business opportunities.

Board Meetings and Attendance

During 2001, the Board of Directors met twelve times, either in person or by telephone. Each Director attended at least 75% of the aggregate of the number of Board meetings and the number of meetings held by all committees on which he then served.

DIRECTOR COMPENSATION

Iomega's non-employee Directors receive certain fees for their services on the Board of Directors and its committees. In addition, all non-employee Directors are reimbursed for Company-related out-of-pocket expenses. Fees received during 2001 were based on the following schedule:

Annual Retainer:	Chairman of the Board (receives no other committee or meeting fees)	$225,000
	Other Non-Employee Directors	$25,000
Committee	Chairman of the Audit Committee	$45,000
Fees:	Chairman of the Ethics and Compliance Committee	$10,000
	Chairman of the Management Development and Compensation Committee	$12,500
	Chairman of the Nominating and Governance Committee	$10,000
	Chairman of the Strategy Committee	$10,000
	Other Members of a Standing Committee	$5,000
Meeting	Board Meeting	$2,000
Fees:	Committee Meeting (Not paid if meeting fees exceed $4,000 for same two-day period)	$2,000
	Per Board or Committee Meeting by Teleconference	$750

For fiscal year 2002, Mr. Dunn has requested that his annual retainer, as Chairman of the Board, be reduced to $200,000.

During May 2001, after the resignation of then President and Chief Executive Officer Mr. Albertson, Messrs. Berkowitz and Huberman, in their capacity as Directors of the Company, were appointed as a special committee of the Board of Directors to oversee management of the affairs of the Company until such time as a new President and Chief Executive Officer of the Company was employed. In connection with their services on this special committee, Mr. Huberman and Mr. Berkowitz received additional director fees in the amount of approximately $7,500 and $51,000, respectively.

During the first and second quarters of 2001, each Director received payment for services during that quarter according to the Director's election to receive fees all in cash, all in stock or half in cash and half in stock. For payment of services in the form of stock, the number of shares distributed was determined by dividing the total amount payable for attendance at Board and committee meetings during the quarter, plus one-fourth of the Director's annual retainer and committee fees, by 100% of the fair market value of the common stock on the New York Stock Exchange. The fair market value was determined based on the average of the high and low trading prices of the stock on the New York Stock Exchange on the trading day prior to the date of issuance. In February 2001, the Board amended Iomega's 1997 Stock Incentive Plan (the "1997 Plan") to provide that stock issued in lieu of fees would be issued under the 1997 Plan as an award of unrestricted shares of common stock on the terms described above. In July 2001, the Board of Directors discontinued the practice of allowing Directors to elect to receive stock in lieu of their Board fees, and payment for services during the third and fourth quarters was made in cash. For services rendered during 2001, a total of 3,478 shares of stock were issued to Directors under this program. These shares were distributed to Messrs. Heid and Seidl in the amounts of 1,119 and 1,132, respectively, and Mr. Sierk, who resigned in January 2002, received 1,227 shares.

Non-employee Directors are also eligible to receive options under Iomega's 1995 Director Stock Option Plan ("Director Plan"). Options granted under the Director Plan vest over five years and have an exercise price equal to the fair market value of the common stock on the date of grant. On initial election to the Board, each Director receives an option for 10,000 shares. After the initial option fully vests, the Director is eligible to receive an option for 2,000 shares on each anniversary of the Director's initial election. Instead of the initial or an annual option, Directors can elect to receive a series of monthly options covering, in total, the same number of shares as the single option grant would have covered. Each monthly option in a series will vest such that the total number of shares vested at any time is equal to the number that would have been vested if a single option had been granted. During 2001, Messrs. Berkowitz, Dunn and Myers elected to receive their options in a monthly series from six to ten months. Grants for a total of 5,808 options were issued in this manner during 2001 at prices ranging from $5.00 to $17.05. Mr. Dunn received 200 options in January 2002 as his final serial grant for 2001 under this arrangement.

Prior to his resignation, the Board of Directors granted Mr. Sierk an option from the 1997 Plan to purchase 15,000 shares of stock at an exercise price of $8.56. The option was immediately 100% vested and can be exercised at any time prior to the fifth anniversary of the date of grant.

EXECUTIVE COMPENSATION

Summary Compensation

The following table contains information concerning each person who served as chief executive officer of Iomega during 2001, the four most highly compensated executive officers of Iomega during 2001 who were serving as executive officers on December 31, and two other executive officers of Iomega who ceased serving as executive officers during 2001 (the "Named Executive Officers"), as required under applicable rules of the SEC.

Summary Compensation Table

								Long-Term Compensation
	Annual Compensation							Awards
Name and Principal Position	Year	Salary		Bonus		Other Annual Compensation (1)		Shares Underlying Options (2)	All Other Compensation (3)
Werner T. Heid (4) President and Chief Executive Officer	2001		$246,634		$446,634		—	200,000		$15,125	(5)
Thomas D. Kampfer (6) Vice President, General Counsel and Secretary	2001		$101,769		$48,296		—	42,000		—
Mahmoud E. Mostafa (7) Executive Vice President, Operations and R&D	2001		$80,769		$206,680		—	100,000		—
Germaine M. Ward (8) Vice President, Media and Software Solutions	2001		$199,999		$85,000		—	14,000		$5,500
Charlotte L. Miller (9) Vice President, Corporate Restructuring	2001 2000 1999	$ $ $	204,615 197,172 160,320	$ $ $	90,000 23,813 5,125		— — —	14,000 18,000 5,400		$5,500 — —
Bruce R. Albertson (10) Former President and Chief Executive Officer	2001 2000 1999	$ $ $	890,530 511,898 61,538	$ $ $	5,937 200,000 525,000	$	— 316,960 —	— — 250,000	$ $	5,500 8,950 —
John L. Conely, Sr. (11) Former Senior Vice President, Global Operations	2001 2000 1999	$ $ $	329,538 262,623 232,731	$ $	— 145,000 20,000	$	— — 34,671	16,000 13,134 10,000	$ $ $	5,500 8,950 5,300
Philip G. Husby (12) Former Senior Vice President, Finance and Chief Financial Officer	2001 2000 1999	$ $ $	349,821 324,482 127,212	$ $	— 140,000 63,462		— — —	12,000 10,000 15,000	$ $ $	5,500 8,950 3,026

(1)
In accordance with SEC rules, other compensation in the form of perquisites and other personal benefits has been omitted in those instances where the aggregate of such perquisites and other personal benefits constituted less than the lesser of $50,000 or ten percent of the total of annual salary and bonus for the Named Executive Officer for such year.

(2)
Reflects the number of shares covered by options to purchase common stock granted during the year indicated. Iomega has never granted stock appreciation rights.

(3)
Except as otherwise noted, represents Iomega's matching contribution under the Iomega Retirement and Investment Savings Plan.

(4)
Mr. Heid commenced employment in June 2001. His bonus amount includes a one-time payment of $200,000 to compensate him for forfeitures he experienced as a result of leaving his former employment to join the Company plus his guaranteed bonus for 2001 prorated for the time of employment.

(5)
Total cash payments to Mr. Heid as Director's fees during the period he was a non-employee Director. Mr. Heid also received 1,119 shares of common stock in lieu of Board fees during the period he was a non-employee Director.

(6)
Mr. Kampfer commenced employment in July 2001. He received a guaranteed bonus for 2001 prorated for the time of his employment.

(7)
Mr. Mostafa commenced employment in September 2001. His bonus amount includes a one-time payment of $150,000 to compensate him for forfeitures he experienced as a result of leaving his former employment to join the Company plus his guaranteed bonus for 2001 prorated for the time of employment.

(8)
Ms. Ward's bonus was earned for fiscal 2000, but was paid in 2001 and has not been previously reported.

(9)
Ms. Miller ceased employment in January 2002. The bonus shown for 2001 was earned for fiscal 2000, but was paid in 2001 and has not been previously reported.

(10)
Mr. Albertson ceased employment in May 2001. His salary column includes $542,307 that has been paid as salary continuation under his General Release and Separation Agreement.

(11)
Mr. Conely ceased employment in September 2001. His salary column includes $77,538 that has been paid as salary continuation under his General Release and Separation Agreement.

(12)
Mr. Husby ceased employment in October 2001. His salary column includes $50,769 that has been paid as salary continuation under his General Release and Separation Agreement.

Option Grants

The following table contains information about options granted to the Named Executive Officers during 2001 and the potential realizable value of those options as determined in accordance with SEC rules.

Option Grants in Last Fiscal Year

	Individual Grants
	Number of Securities Underlying Options Granted					Potential Realizable Value at Assumed Annual Rates of Stock Appreciation for Option Term(3)
			Percent of Total Options Granted to Employees in Fiscal Year
				Exercise Price Per Share (1)	Expiration Date (2)
						5%	10%
Werner T. Heid	200,000	(4)	14%	$6.83	11/26/11	$859,070	$2,177,052
Thomas D. Kampfer	42,000	(5)	3%	$8.08	07/24/11	$213,421	$540,852
Mahmoud Mostafa	100,000	(5)	7%	$6.20	10/01/11	$389,914	$988,120
Germaine M. Ward	14,000	(5)	.9%	$16.60	05/01/11	$146,155	$370,385
Charlotte Miller	14,000.9%			$16.60	(6)	—	—
Bruce R. Albertson	—		—	—	—	—	—
John L. Conely, Sr	16,000		1%	$16.60	(6)	—	—
Philip G. Husby	12,000.8%			$16.60	(6)	—	—

(1)
Exercise price was equal to the fair market value of the common stock on the date of grant.

(2)
Outstanding options are subject to acceleration or cash out of the value of the outstanding options if such options are not assumed or substituted upon an acquisition event. In addition, in the event of an acquisition event, one-half of the shares subject to the agreement which are not, by their terms then exercisable, become immediately exercisable, with the remaining shares becoming exercisable in accordance with the original vesting schedule, except that all shares will vest two years after the acquisition event or earlier if the optionholder's employment is terminated without cause or if the optionholder terminates employment for good reason. An "acquisition event" is defined as (a) any merger or consolidation which results in the voting securities of Iomega outstanding immediately prior to such event representing less than 50% of the combined voting power of the voting securities of Iomega or the surviving or acquiring entity outstanding immediately after such merger or consolidation; (b) any sale of all or substantially all of the assets of Iomega; or (c) the acquisition of beneficial ownership of securities of Iomega representing 50% or more of the combined voting power of Iomega's then outstanding securities by any person.

(3)
Amounts represent hypothetical gains that could be achieved for the option if exercised at the end of the option term. These gains are disclosed as required under SEC rules and are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date of grant to the date of expiration. Actual gain upon exercise, if any, will depend on the future performance of the common stock, the optionee's continued employment with Iomega and the date on which the option is exercised.

(4)
One-third of this option vests immediately, and the remaining two-thirds vests in four annual installments beginning November 26, 2002.

(5)
This option vests in four annual installments beginning on July 24, 2002 for Mr. Kampfer, on October 1, 2002 for Mr. Mostafa, and on May 1, 2002 for Ms. Ward.

(6)
As a result of the optionee's termination of employment, the unvested portion of the option expired on the date of termination and the vested portion expired or will expire three months thereafter.

Option Exercises and Year-End Values

The following table contains information regarding options exercised by the Named Executive Officers during 2001 and options held by the Named Executive Officers on December 31, 2001.

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year End Option Values

			Number of Shares Underlying Unexercised Options at Fiscal Year-End
					Value of Unexercised In-the-Money Options at Fiscal Year-End (1)
Name	Shares Acquired On Exercise	Value Realized(2)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Werner T. Heid	0	—	66,000	134,000	$114,180	$231,820
Werner T. Heid	0	—	2,000	8,000	(3)
Thomas D. Kampfer.	0	—	0	42,000	0	$20,160
Mahmoud E. Mostafa	0	—	0	100,000	0	$236,000
Germaine M. Ward	0	—	6,658	26,342	(3)
Charlotte L. Miller	0	—	8,615	32,285	(3)
Bruce R. Albertson	0	—	0	0	—
John L. Conely, Sr.	0	—	0	0	—
Philip G. Husby	0	—	0	0	—

(1)
Based on the fair market value of Iomega's common stock on December 31, 2001 ($8.56 per share), less the total option exercise price.

(2)
Based on the fair market value of the common stock on the date of exercise, less the option exercise price.

(3)
This option was out-of-the-money on December 31, 2001.

Employment and Severance Agreements

Employment Agreement with Mr. Heid.    In June 2001, Iomega entered into an employment agreement with Mr. Heid. Iomega agreed to pay him an annual base salary of $475,000. Mr. Heid's annual incentive award for 2001 was targeted at 100% of his annual base salary for the balance of 2001 and for 2002, prorated over the period of actual employment during each year. One hundred percent of his bonus for 2001 and for 2002 was guaranteed. As an inducement to join Iomega and to compensate him for forfeitures he experienced, Mr. Heid received a one-time payment of $200,000. He was also granted an option to purchase 200,000 shares of Iomega common stock under the 1997 Stock Incentive Plan. In the event Mr. Heid is terminated without cause, the agreement provides that Iomega will continue to pay his base salary for a period of one year, pay the prorated targeted incentive award for the year in which termination occurs, and continue his benefits for a period which is the earlier of one year or until he accepts other employment. Should Mr. Heid engage in gainful employment during the year following his termination, his post-employment payments will be reduced by fifty percent of the amount he receives from such employment. Notwithstanding his earnings from gainful employment, Iomega is obligated to pay a minimum of six months of Mr. Heid's then base salary plus 50% of his target incentive award.

Employment Agreement with Mr. Mostafa.    In October 2001, Iomega entered into an employment agreement with Mr. Mostafa. Iomega agreed to pay Mr. Mostafa an annual base salary of $350,000. Mr. Mostafa's annual incentive award for 2001 was targeted at 85% of his annual salary, with 100% of his bonus pay-out (prorated from date of employment) being guaranteed for 2001. Mr. Mostafa also received a payment of $150,000 to compensate him for forfeitures he experienced in joining the Company, and he was granted an option to purchase 100,000 shares of Iomega's common stock. The agreement provides for Iomega to pay Mr. Mostafa severance pay to include base salary and target bonus for a maximum of twelve months if his employment is terminated other than for cause.

Employment Agreement with Mr. Kampfer.    In July 2001, Iomega entered into an employment agreement with Mr. Kampfer. Iomega agreed to pay Mr. Kampfer an annual base salary of $245,000. Mr. Kampfer's annual incentive award for 2001 was targeted at 45% of his annual salary, with 100% of his bonus pay-out (prorated from date of employment) being guaranteed for 2001. He was also granted an option to purchase 42,000 shares of Iomega's common stock. The agreement provides for Iomega to pay Mr. Kampfer severance pay equal to nine months of base salary if his employment is terminated other than for cause.

Separation and General Release Arrangements with Mr. Albertson.    In May 2001, Iomega accepted the resignation of Bruce R. Albertson as President, Chief Executive Officer and Director of the Company. In accordance with his Employment Agreement, the Company agreed to continue his annual salary of $500,000, target annual incentives of $500,000 and his benefits for one year following termination. Mr. Albertson was entitled also to receive $50,000 to be paid no later than June 1, 2001. In addition, the Company repurchased 100,000 shares (before the one-for-five reverse stock split effected on September 28, 2001) of common stock of Iomega from Mr. Albertson for an aggregate purchase price of $366,840, being an amount equal to Mr. Albertson's purchase price for the shares.

Separation and General Release Arrangements with Mr. Husby.    In October 2001, Iomega entered into a Separation Agreement and General Release with Mr. Husby. Under the agreement, Mr. Husby was provided with severance pay of $220,000 to be paid over a period of approximately eight months, plus a lump sum of $5,473 for health insurance costs. In addition, Iomega agreed to pay for outplacement services for Mr. Husby for a period of one year.

Separation and General Release Arrangements with Mr. Conely.    In September 2001, Iomega entered into a Separation Agreement and General Release with Mr. Conely. Under the agreement, Mr. Conely received severance pay of $163,333 to be paid over a period of approximately seven months, plus a lump sum of $5,417 for health insurance costs. In addition, Iomega will provide outplacement services to Mr. Conely.

Severance and General Release Arrangements with Ms. Miller.    In January 2002, Iomega entered into a Separation Agreement and General Release with Ms. Miller. Under the agreement, Ms. Miller received severance pay in the amount of $100,000 payable over a period of approximately six months, plus a lump sum of $4,866 for health insurance costs. In addition, Iomega will provide outplacement services to Ms. Miller.

Change in Control Agreements.    Iomega has Change in Control Agreements with certain of its named executive officers. These agreements had an expiration date of December 31, 2001, and were renewed for 2002 and will automatically renew each subsequent year unless Iomega gives the participating executive at least three months' notice that the agreement will not be renewed. These agreements are not employment contracts and do not specify any terms or conditions of employment. Rather, the agreements provide for certain severance benefits to the executive if, during the 24 months following a change in control of Iomega, the executive's employment is terminated by the Company other than for cause, or the executive terminates his employment for good reason.

The terms "change in control", "cause" and "good reason" are each defined in the agreements. Change in control means, in summary: the acquisition by a person or a group of 40% or more of the outstanding stock of Iomega; a change, without Board of Directors approval, of a majority of the Board of Directors; the acquisition of Iomega by means of a reorganization, merger, consolidation or asset sale; or the approval of a liquidation or dissolution of Iomega. Cause means, in summary: the executive's willful and continued failure to substantially perform his reasonable assigned duties, which failure continues after a 30-day cure period; or the executive's willful engagement in illegal conduct or gross misconduct injurious to Iomega. Good reason means, in summary: a diminution in the executive's position, authority or responsibilities; a reduction in his salary or benefits; a relocation of the executive; a breach of an employment contract with the executive; or a resignation by the executive, for any reason, during the 30-day period immediately following the one-year anniversary of the change in control.

If the executive's employment is terminated by Iomega without cause or by the executive for good reason within 24 months following a change in control, the executive is entitled to receive (1) accrued compensation through the date of termination; (2) monthly payments for 12 months equal to one-twelfth of the executive's highest base salary and highest bonus target during the three-year period prior to the change in control; (3) a continuation of all employee benefits during the 12-month period following employment termination; and (4) any other post-termination benefits which the executive is eligible to receive under any plan or program of Iomega. The salary and benefit continuation provisions terminate if the executive becomes engaged in an activity that is competitive with Iomega. The agreements provide that the amount of severance benefits payable to the executive shall be reduced by an amount necessary to avoid triggering the excise tax provisions of Sections 280G and 4999 of the Internal Revenue Code of 1986, only if such reduction results in greater net after-tax benefits to the executive.

Iomega is also generally required to pay, as incurred, all expenses that the executive reasonably incurs as a result of any dispute relating to the agreement.

Compensation Committee Interlocks and Insider Participation

During 2001, none of the members of the Management Development and Compensation Committee is or was an officer or employee of Iomega, with the exception of Werner T. Heid, who is currently President and Chief Executive Officer. Upon assuming this position in June 2001, Mr. Heid ceased serving on the Compensation Committee.

STOCK PERFORMANCE GRAPH

Iomega's common stock has been listed for trading on the New York Stock Exchange under the symbol IOM since November 1996.

The following graph compares the cumulative total stockholder return on Iomega's common stock for the last five fiscal years with the cumulative total return of (i) the CRSP (Center for Research in Security Prices) Total Returns Index for the New York Stock Exchange Stock Market (U.S. Companies) and (ii) the CRSP Total Returns Index for New York Stock Exchange Computer and Office Equipment Stocks (U.S. and Foreign).

This graph assumes the investment of $100 on December 31, 1996 in Iomega's common stock and each of the indices listed above, and assumes dividends are reinvested. Measurement points are at the last trading day of the fiscal years ended December 1997, 1998, 1999, 2000 and 2001.

	12/31/96	12/31/97	12/31/98	12/31/99	12/29/00	12/31/01
Iomega Corporation	$100	$143.20	$84.20	$38.80	$38.60	$19.20
NYSE Stock Market (U.S. Companies)	$100	$132.90	$159.30	$174.40	$181.30	$167.70
NYSE Computer and Office Equipment Stocks (U.S. and Foreign)	$100	$121.80	$201.80	$294.20	$237.20	$198.90

MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE
REPORT ON EXECUTIVE COMPENSATION

The Management Development and Compensation Committee administers Iomega's executive compensation program, which consists of a mixture of base salary, cash bonuses and stock option awards. All three components are intended to attract and retain executives and to motivate management to achieve or exceed Company objectives, with a particular emphasis on achieving net income and revenue objectives.

In order to attract, retain, and motivate the talented personnel it needs to meet corporate objectives, Iomega has structured its executive compensation program to provide its employees with cash compensation at roughly the market median if its corporate objectives are achieved and if such objectives are exceeded, to deliver compensation that may be, in some cases, above the seventy-fifth percentile for total compensation paid by comparable companies. Bonuses are primarily based on corporate performance, with actual awards varying greatly according to Iomega's overall performance and the Committee's subjective assessment of the individual's impact on that performance. The Committee formally reviews the company's compensation philosophy each year and makes adjustments as needed to reflect changing business objectives or market conditions.

In determining the total amount and mix of the compensation package for each executive, numerous subjective factors are also taken into account by the Committee, such as contributions to Iomega's competitive position in the marketplace, individual performance, and the past and expected contribution by each executive officer toward the achievement of Iomega's performance objectives.

The year 2001 was a significant transition year for management of the Company with the hiring of a new CEO in June 2001 and the subsequent new hire of four executive officers and three other officers. The compensation packages for these new hires were based on the continuing compensation philosophy of the Company. Cash compensation was targeted at the median market data for companies with comparable annual revenues in high technology industries.

Base Salary

Iomega's base salaries are structured to be within the median range of salaries paid by similar companies for comparable positions. The data used to calculate base salary ranges are gained from broad-based compensation surveys of high technology companies. Specifically, data was used from the most current Radford Executive Compensation Report matching specific executives to the survey job most closely reflecting their current job responsibilities.

In 1998, the Committee determined to increase executive base salaries every other year, assuming the absence of market pressures to do otherwise. During 2001, the Committee reviewed the Radford Executive Compensation Report to determine new hire base salaries and to determine if market adjustments were warranted for the continuing executive group. The Committee believes that while Iomega competes for executive talent with many of the companies included in the indices referred to in the Stock Performance Graph included elsewhere in this Proxy Statement, the Radford Executive Compensation Report provides a better representation of the full range of competitive companies. After careful review of this market data and taking into consideration the major changes to the executive team in 2001, no base salary increases were approved for the continuing executive group.

Cash Bonuses

Given the significant restructuring and a change in the management of the Company, there was no Board approved Incentive Bonus Plan ("IBP"), and, therefore, there were no executive IBP payments made for the year 2001.

The only bonuses earned and paid in 2001 were guaranteed bonus payments required to be paid in the case of new executive hires pursuant to their employment agreements. These bonus amounts are listed in the

"Bonus" section of the Summary Compensation Table and were based on 100% of the executive's target bonus, prorated for the executives' time of employment in 2001.

Stock Options

The Committee believes it is in the best interests of Iomega and its shareholders to grant stock options as the long-term component of executive and key employee compensation, and such practice is customary among high technology companies. Stock options can be granted for performance, for retention, and to selected new hires, as appropriate. New hire grants are targeted to be competitive in the market at roughly the median level based on data from the most recent iQuantic Equity Practices Survey.

Stock option grants are made at the discretion of the Committee, after taking into account the Committee's subjective evaluation of the individual's performance and contribution in meeting the goals of Iomega and the review of internal equity with other individuals in similar level positions. The Committee approved grants of stock options to certain Named Executive Officers during 2001 as reported in the Option Grant section of this Proxy Statement. These options were granted at an exercise price equal to the fair market value of Iomega's common stock on the date of grant and generally provided for vesting over a period of four years. During 2001, the Committee approved grants for a total of 1,409,040 shares of common stock to employees including 567,900 shares granted to individuals hired in 2001.

Compensation of Chief Executive Officer

The Company's compensation plans are designed to provide incentive and reward for individual achievement and for meeting company goals and breakthrough objectives. As with other officers, the Chief Executive Officer's compensation reflects this "pay for performance" philosophy. The process and factors of determining compensation for the CEO are generally the same as for other Company executives. Base salary and bonus target percentage are based on an analysis of data from peer companies reported in industry standard compensation surveys as discussed in the Base Salary section above. Typically, in setting bonus targets for the CEO, the Committee develops and approves specific performance goals that are set at the beginning of each bonus period. Except as otherwise required by a specific contractual obligation in an executive's employment agreement, bonuses are only paid under the bonus plan if performance goals set by the Committee are, in the Committee's judgment, achieved.

In May 2001, Bruce R. Albertson resigned as President, Chief Executive Officer and Director of the Company. In accordance with his employment agreement, he began receiving salary continuation based on his final annual rate of pay of $500,000, target annual incentives of $500,000 and benefits. This arrangement will continue for a period of 12 months ending in May 2002. See "Employment and Severance Agreements" for a description of the separation agreement between the Company and Mr. Albertson that was approved by the full Board of Directors.

In June 2001, Werner T. Heid was appointed President and Chief Executive Officer of the Company. At the time of his appointment, Mr. Heid was already serving as a Director of Iomega. Pursuant to an employment agreement negotiated with the Company and approved by the full Board of Directors, Mr. Heid's base salary was set at $475,000 per year for the balance of 2001 and for 2002 based on the roughly median market data for companies with similar annual revenues from the 2000 Radford Executive Compensation Report. For 2001 and 2002, Mr. Heid's incentive award was targeted and guaranteed at a minimum of 100% of his annual base salary prorated from his date of hire, or $246,634 in 2001 and $475,000 in 2002. In accordance with Mr. Heid's employment agreement, this amount is to be paid out on a monthly basis during 2001 and 2002. In addition, as shown in the option grant table, pursuant to his employment agreement, Mr. Heid was granted an option to purchase 200,000 shares of Iomega stock. Of these shares, one-third vested immediately with the remaining two-thirds vesting in equal portions over a four-year period.

Impact of Section 162(m) of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for certain compensation in excess of one million dollars paid to Iomega's chief executive officer and four other most highly-compensated executive officers. Qualified performance-based compensation will not be subject to the deduction limit, if certain requirements are satisfied. There can be no assurance that compensation attributable to stock options granted under the 1997 Stock Incentive Plan will be treated as qualified performance-based compensation under Section 162(m). Moreover, because Iomega's cash bonus program is not operated in a manner designed to qualify as performance-based compensation under Section 162(m), some or all of the payments under this program may not be deductible for federal income tax purposes. The Committee reviews the potential effect of Section 162(m) periodically and in the future may decide to structure the performance-based portion of its executive officer compensation to comply with Section 162(m).

John M. Seidl (Chairman) Jonathan S. Huberman John R. Myers Werner Heid (committee member until June 2001)

INDEPENDENT PUBLIC ACCOUNTANTS

Arthur Andersen LLP ("Arthur Andersen") has served as Iomega's independent auditors since 1980. In January 2002, the Board, based on the recommendation of the Audit Committee, determined that it would be in the best interest of the Company and its shareholders to solicit bids from Arthur Andersen and other independent audit firms. A new audit team from Arthur Andersen was given the opportunity and did bid to retain the audit work. In making the decision to evaluate other audit firms, the Board considered the tenure of Arthur Andersen on the account, the possible benefits of having a new audit team to perform this work, and the relocation of the Company's corporate headquarters from Roy, Utah to San Diego, California. On March 19, 2002, after an extensive evaluation process and as recommended by the Audit Committee, the Board of Directors decided to appoint Ernst & Young LLP as Iomega's independent auditors for the 2002 fiscal year, replacing Arthur Andersen.

Arthur Andersen has issued unqualified or "clean" opinions for the years ended December 31, 1999, 2000 and 2001. There were no disagreements with Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to Arthur Andersen's satisfaction would have caused them to make reference to the subject matter of the disagreement in connection with thier reports. There were no reportable events as defined in Item 304(a)(2)(i) and (ii) of Regulation S-K.

The Company provided Arthur Andersen with a copy of the foregoing disclosures. The response of Arthur Andersen stating their agreement to the foregoing disclosures was filed as an Exhibit on Form 8-K, which was filed on March 21, 2002.

Representatives from Arthur Andersen and from Ernst & Young LLP are expected to be present at the Annual Meeting. Each will have an opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from shareholders.

Audit Fees

The aggregate fees billed by Arthur Andersen LLP for services relating to auditing our financial statements and reviewing our interim financial statements during 2001 were $789,882.

Financial Information Systems Design and Implementation Fees

Arthur Andersen LLP did not bill the Company for professional services rendered to the Company and its affiliates for the fiscal year 2001 in connection with financial information systems design or implementation, the operation of the Company's information system or the management of its local area network.

All Other Fees

The aggregate fees billed by Arthur Andersen LLP for all other professional services during 2001 were $747,864, the majority of which related to foreign and domestic tax activities.

The Audit Committee meets at least twice a year with its independent auditor and reviews both audit and non-audit services performed as well as fees charged for such services. The Audit Committee also reviews the annual audit plan and the results of the annual audit. Non-audit services are reviewed by the Audit Committee, which considers, among other things, the anticipated effect, if any, the performance of such services would have on the auditors' independence.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors acts under a written charter and has reviewed and discussed Iomega's audited financial statements for fiscal 2001 with Iomega's management. The Audit Committee has discussed with Arthur Andersen LLP, Iomega's independent auditors for fiscal 2001, the matters required to be discussed by Statement on Auditing Standards No. 61. The Audit Committee has received the written disclosures and the letter from Arthur Andersen required by Independence Standards Board Standard No. 1 and has discussed with Arthur Andersen its independence. Based on the review and discussions described above, among other things, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Iomega's Annual Report on Form 10-K for the year ended December 31, 2001.

                                                                                            Robert P. Berkowitz (Chairman)
                                                                                            John M. Seidl
                                                                                            John E. Nolan

ADDITIONAL INFORMATION

Multiple Stockholders Sharing the Same Address

To reduce the expenses of delivering duplicate proxy materials, we are taking advantage of the SEC's new "householding" rules that permit us to deliver only one set of proxy materials to stockholders who share an address unless otherwise requested. If you share an address with another stockholder and have received only one set of proxy materials, you may request a separate copy of these materials at no cost to you by calling Investor Relations at (801) 332-3585 or by writing to Iomega Corporation, Attn: Investor Relations, 1801 West Iomega Way, Roy, UT 84067. For future annual meetings, you may request separate voting materials, or request that we send only one set of proxy materials to you if you are receiving multiple copies, by calling (801) 332-3585 or writing to Investor Relations at the address given above.

Solicitation Expenses

Iomega will bear all costs of the solicitation of proxies on behalf of the Board of Directors. In addition to solicitations by mail, Iomega's directors, officers and employees, without additional pay, may solicit proxies by telephone or personal meetings. Iomega reserves the right to retain other outside agencies for the purpose of soliciting proxies. Iomega will request brokers, custodians and fiduciaries to forward proxy soliciting material to the owners of stock held in their names, and, as required by law, Iomega will reimburse them for their out-of-pocket expenses in this regard.

Director Nominations

Subject to the advance notice provision of Iomega's bylaws, as described below, the Nominating and Governance Committee will consider nominees recommended by shareholders. Shareholders who wish to recommend nominees for Director should submit such recommendations to the Secretary of Iomega at Iomega's principal offices.

Shareholder Proposals for 2003 Annual Meeting

Any proposal that a shareholder wishes to be considered for inclusion in Iomega's proxy material for the 2003 Annual Meeting of Shareholders must be received by Iomega's Secretary at our principal offices not later than November 27, 2002.

Advance Notice Procedures

Iomega's bylaws require shareholders to give advance notice of any shareholder nominations of Directors and of any other matter shareholders wish to present for action at an Annual Meeting of shareholders (other than matters to be included in our Proxy Statement, which are discussed in the previous paragraph). The required notice must be given within a prescribed time frame, which is generally calculated by reference to the date of the most recent Annual Meeting. Assuming that Iomega's 2003 Annual Meeting of Shareholders is held on or after April 25, 2003 and on or before July 24, 2003 (as we currently anticipate), the bylaws would require notice to be provided to Iomega's Secretary at Iomega's principal offices no earlier than February 14, 2003 and no later than March 6, 2003. If a shareholder fails to provide timely notice of a proposal to be presented at the 2003 Annual Meeting, the proxies designated by the Board of Directors of Iomega will have discretionary authority to vote on any such proposal that may come before the meeting.

Annual Report on Form 10-K

A copy of Iomega's Annual Report on Form 10-K for the year ended December 31, 2001 has been mailed to all shareholders together with this Proxy Statement. Additional copies of the Annual Report on Form 10-K are available, without charge, upon written request to: Iomega Corporation, Attn: Investor Relations, 1821 West Iomega Way, Roy, Utah, 84067.

By order of the Board of Directors,

Thomas D. Kampfer Secretary

PROXY	IOMEGA CORPORATION	PROXY

Proxy for the Annual Meeting of Shareholders to be held on May 15, 2002

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF IOMEGA

        The undersigned, revoking all prior proxies, hereby appoint(s) Werner T. Heid, Thomas D. Kampfer, and Barry Zwarenstein and each of them, with full power of substitution, as proxies to represent and vote, as designated herein, all shares of common stock of Iomega Corporation that the undersigned would be entitled to vote if personally present at Iomega's 2002 Annual Meeting of Shareholders to be held at the Wyndham Garden Hotel located at 5975 Lusk Boulevard, San Diego, California 92121 on Wednesday, May 15, 2002, at 10:00 a.m., local time, and at any adjournment thereof.

☒	Please mark your vote as in this example.
		FOR nominee	WITHHOLD AUTHORITY to vote for nominee
1.	To elect the Class II Director listed at right as the Class II Nominee	/ /	/ /	Jonathan S. Huberman
In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment of the meeting.
This proxy, when properly executed, will be voted in the manner directed by the undersigned shareholder(s). If no direction is given, this proxy will be voted FOR Proposal 1. Attendance of the undersigned at the meeting or any adjournment thereof will not be deemed to revoke this proxy unless the undersigned shall revoke this proxy in writing or affirmatively indicate the intent to vote in person.

Signature	Date	, 2002	Signature	Date	, 2002

NOTE: Please sign exactly as name appears on this card. When shares are held by joint owners, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give title as such. If a corporation or a partnership, please sign by authorized person.

QuickLinks

PROXY STATEMENT — 2002 ANNUAL MEETING OF SHAREHOLDERS
GENERAL INFORMATION ABOUT THE MEETING
ITEM ONE — ELECTION OF DIRECTORS
STOCK OWNERSHIP INFORMATION
CORPORATE GOVERNANCE
DIRECTOR COMPENSATION
EXECUTIVE COMPENSATION
STOCK PERFORMANCE GRAPH
MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
INDEPENDENT PUBLIC ACCOUNTANTS
ADDITIONAL INFORMATION